Exhibit 5

Registration Rights Agreement

        THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the _ day of _______, 2009, by and among RETALIX LTD., a company incorporated under the laws of the State of Israel of 10 Zarhin Street, P.O.B 2282, Ra’anana 43000, Israel (the “Company”), and the investors listed on Schedule 1 attached hereto (the “Holders”).

        WHEREAS, the Holders are holders of the Ordinary Shares, par value NIS 1.00 each, of the Company (“Ordinary Shares”) and/or of options and/or warrants convertible or exercisable to Ordinary Shares; and

        WHEREAS, the parties wish to set provisions governing the registration of the Company’s Ordinary Shares held by the Holders or issued upon conversion or exercise of options or warrants to purchase Ordinary Shares, in accordance with the terms set forth herein.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1.     DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

    1.1.       “Board” means the Board of Directors of the Company.

    1.2.       “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder; all as amended.

    1.3.       “Form F-1” means such form (or Form S-1, as the case may be) under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC.

    1.4.       “Form F-2” means such form (or Form S-2, as the case may be) under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC.

    1.5.       “Form F-3” means such form (or Form S-3, as the case may be) under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

    1.6.       “Holder(s)” means as set forth in the preamble to this Agreement and any of their respective successors, transferees and assigns pursuant to Section 11, so long as they hold Registrable Securities.

    1.7.       “Prospectus” means the prospectus included in a Shelf Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto and all material incorporated by reference in such prospectus.

    1.8.       “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

    1.9.       “Registrable Securities” means any (i) Ordinary Shares held by the Holders on the date hereof (including Ordinary Shares issued or issuable upon exercise of warrants held by the Holders on the date hereof), which are set forth on Schedule 1 attached hereto, and (ii) any and all Ordinary Shares issued or issuable with respect to the securities described in clause (i) above upon any stock split, stock dividend or the like, or into which such Ordinary Shares have been or may be converted to or exchanged into in connection with any merger, consolidation, reclassification, recapitalization or similar event; excluding in all cases, however, any Registrable Securities sold or transferred by a person in a transaction in respect of which his rights under this Agreement are not assigned pursuant to Section 11.

    1.10.       “SEC” means the United States Securities and Exchange Commission.

    1.11.       “SecuritiesAct” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder; all as amended.

2.    DEMAND REGISTRATION.

    2.1.       Request for Registration. Subject to the conditions of this Section 2, at any time after the first anniversary of the date hereof (the “End of the No Sale Period”), if the Company shall receive a written request from Holders owning a majority of the then outstanding Registrable Securities (the “Initiating Holders”) that the Company file a registration statement on Form F-1 or such other long form or short form registration statement, including Forms F-2 and F-3, then the Company shall, within thirty (30) days of the delivery of such written request by the Initiating Holders, give written notice of such request to all Holders, and subject to the limitations of this Section 2, use its commercially reasonable best efforts to effect, as promptly as reasonably possible, the registration under the Securities Act of the Registrable Securities that the Holders as are specified in the Initiating Holders’ request, together with the Registrable Securities of any Holder(s) joining in such request as are specified in a written request received by the Company within the above 30-day period. Any request by the Initiating Holders for a Shelf Registration Statement shall be governed under Section 4.

    2.2.       Underwritten Offering.

    2.2.1.       If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Section 2.1, as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with underwriter(s) designated for such underwriting as the lead or managing underwriter(s) by the Initiating Holders (which underwriter(s) shall be reasonably acceptable to the Company).

    2.2.2.       Notwithstanding any other provision of this Section 2, if the underwriter advises the Company that marketing factors require a limitation of the number of Registrable Securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities so requesting to be registered on a pro rata basis, based on the number of Registrable Securities then held by all such Holders; provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

    2.3.       Exclusions. The Company shall not be required to effect a registration pursuant to this Section 2 (without limiting any other provisions of this Section 2 to that effect):

2.3.1. After the Company has effected two (2) registrations pursuant to this Section 2, and such registrations have been declared or ordered effective;

    2.3.2.       If such demand requests the registration of shares with an anticipated aggregate offering price of (i) with respect to a registration on Form F-1 (or the like), less than eight million United States Dollars ($8,000,000) or (ii) with respect to a registration on Form F-3 (or the like), less than four million United States dollars ($4,000,000);

    2.3.3.       During the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of, a registration statement under the Securities Act pertaining to the Company’s securities (but other than registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future); provided that the Company makes commercially reasonable good faith efforts to cause such registration statement to become effective;

    2.3.4.       If within ten (10) days of receipt of a written request from Initiating Holders pursuant to Section 2.1, the Company gives notice to the Holders of the Company’s good faith intention to file a registration statement under the Securities Act for a public offering for a sale of the Company’s shares for its own account within forty five (45) days, provided that the Company actually files such registration statement within such forty five (45) days and makes commercially reasonable good faith efforts to cause such registration statement to become effective; or

    2.3.5.       If the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2, an officer’s a certificate signed by order of the Company’s Audit Committee stating that in the good faith judgment of the Company’s Audit Committee, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

3.    PIGGYBACK REGISTRATIONS.

    3.1.       Notice of Registration. At any time and from time to time after the End of the No Sale Period, the Company shall notify all Holders of Registrable Securities in writing at least 30 days prior to the filing of any registration statement for purposes of an offering of securities of the Company (but other than registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future) and will afford each such Holder requesting to be included in such registration, in accordance with this Section 3.1, an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fourteen (14) days after delivery of the above-described notice by the Company, so notify the Company in writing specifying the number of Registrable Shares requested to be included. If a Holder decides not to include all of its Registrable Securities in any registration statement to be filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement(s) as may be filed by the Company with respect to offerings of its securities. The number of occurrences of the registration pursuant to this Section 3 shall be unlimited.

    3.2.       Underwritten Offering.

    3.2.1.       If the registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities as part of its notice made pursuant to Section 3.1. In such event, the right of any such Holder to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

    3.2.2.       Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares (including Registrable Securities) to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders pro-rata, based on the total number of Registrable Securities then held by the Holders requesting to be included in such registration; and third, to any shareholder of the Company (other than a Holder) pro-rata, based on the total number of shares then held by such shareholder requesting to be included in such registration; provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be below twenty five percent (25%) of the total amount of shares included in such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

    3.3.       Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

4.    SHELF REGISTRATION STATEMENT.

    4.1.       Request for Registration. Subject to the conditions of this Section 4, at any time after the End of the No Sale Period, if the Company shall receive a written request from any Holder(s), holding, in the aggregate, not less than 15% of the Registrable Securities then outstanding (the “Shelf Initiating Holders”), that the Company file a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders of Registrable Securities (the “Shelf Registration Statement”), then the Company shall, within thirty (30) days of the delivery thereof, deliver written notice of such request to all Holders, which may elect to join in such request as specified in a written notice delivered to the Company within fifteen (15) days after delivery by the Company of its foregoing written notice. The Shelf Registration Statement shall be on Form F-3 or another appropriate registration statement permitting registration of such Registrable Securities for resale by the Holders in accordance with the methods of distribution elected by them and set forth in such Shelf Registration Statement. The Company shall use its commercially reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 3 months after the Holders’ initial request in accordance with this Section.

    4.2.       Exclusions. The Company shall not be required to effect a registration pursuant to this Section 4 (without limiting any other provisions of this Section 4 to that effect):

4.2.1. If Form F-3 or another appropriate registration statement allowing forward incorporation by reference is not available for such offering by the Holders;

    4.2.2.       If the Company is required to effect more than two (2) registrations pursuant to this Section 4 in any 12 months, provided such registration has been declared or ordered effective, or if one such registration statement has been declared effective during the preceding six months;

4.2.3. If such demand requests the registration of shares with an anticipated aggregate offering price of less than four million United States dollars ($4,000,000);

    4.2.4.       If within ten (10) days of receipt of a written request from the Shelf Initiating Holders, the Company gives notice to the Holders of the Company’s good faith intention to file a registration statement for a public offering within forty five (45) days, provided that the Company actually files such registration statement within such forty five (45) days and makes commercially reasonable good faith efforts to cause such registration statement to become effective;

    4.2.5.       If the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 4, an officer’s certificate signed by order of the Company’s Audit Committee stating that in the good faith judgment of the Company’s Audit Committee, it would be seriously detrimental to the Company and its shareholders for such Shelf Registration Statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Shelf Registration Statement for a period of not more than 90 days after receipt of the initial request of the Holder or Holders under this Section 4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

    4.3.       Suspension.

    4.3.1.       In addition to any suspension rights under subsection 4.3.2 below, upon the happening of any pending corporate development, public filing with the SEC (or any other applicable federal, state governmental) or similar event, that, in the good faith judgment of the Company’s Audit Committee, renders it advisable to suspend the use of the Prospectus or upon the request by an underwriter in connection with an underwritten public offering of the Company’s securities, the Company may suspend use of the Prospectus on written notice to each Holder (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), in which case each Holder shall discontinue disposition of Registrable Securities covered by the registration statement or Prospectus until copies of a supplemented or amended Prospectus are distributed to the Holders or until the Holders are advised in writing by the Company that sales of Registrable Securities under the applicable Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. Each such notice may result in a suspension for up to thirty (30) days. The suspension and notice thereof described in this Section 4.3 shall be held by each Holder in strictest confidence and shall not be disclosed by such Holder, unless required by law.

    4.3.2.       In the event of: (i) any request by the SEC or any other applicable federal, state or foreign governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (ii) the issuance by the SEC or any other applicable federal, state or foreign governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (iv) any event or circumstance which necessitates the making of any changes in the registration statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Holders (the “Suspension Notice”) to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known). Upon receipt of such Suspension Notice, the Holders will discontinue disposition of Registrable Securities covered by the registration statement or Prospectus (a “Suspension”) until the Holders’ receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until the Holders are advised in writing by the Company that the current Prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Holders. The Suspension and Suspension Notice described in this Section 4.3.2 shall be held by each Holder in strictest confidence and shall not be disclosed by such Holder, unless required by law.

    4.4.       Not Demand Registration. Registrations effected pursuant to this Section 4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.

    4.5.       Rule 415 Limitation. Notwithstanding anything in this Agreement to the contrary, if the SEC limits the number of Registrable Securities that may be included in any shelf registration statement due to limitations on the use of Rule 415 of the Securities Act, then the Company shall so advise all Holders of Registrable Securities which were proposed to be registered in such registration statement, and the number of shares that may be included in such registration statement shall be allocated to the Holders of such Registrable Securities so requesting to be registered on a pro rata basis, based on the number of Registrable Securities then held by all such Holders.

5.    OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, without limitation of any other provision herein, as expeditiously as reasonably possible:

    5.1.       Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective, and keep such registration statement effective until the earlier of (i) with respect to a registration effected pursuant to Section 4 – eighteen (18) months from its effective date, or in case of any other registration – one (1) year from the effective date, plus (in each case) such number of days equal to the duration of any suspensions pursuant to Section 4.3, if applicable, or (ii) the disposition of all Registrable Securities included in such registration statement. In case of a registration statement pursuant to Section 4, such registration statement shall include a plan of distribution in customary form;

    5.2.       Prepare and file with the SEC (or any other applicable federal, state or foreign governmental authority) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

    5.3.       Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

    5.4.       Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

    5.5.       Use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Ordinary Shares of the Company are then listed or if the Company does not have a class of equity securities listed on a securities exchange, apply for qualification and use commercially reasonable efforts to qualify the Registrable Securities being registered for inclusion on such exchange as is determined by the Company. Unless delivered earlier, the Company shall deliver to the Holders a copy of the approvals of such securities exchange to the listing of the Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

    5.6.       Provide a transfer agent, CUSIP number and registrar for all such Registrable Securities not later than the effective date of such registration statement;

    5.7.       In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

    5.8.       Promptly notify each seller of Registrable Securities covered by such registration statement and each underwriter under such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall prepare and furnish to each such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

    5.9.       Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company addressed to the underwriters for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, (including that (A) such registration statement has become effective under the Securities Act and, to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, and (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein)), and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, addressed to the underwriters and to such seller, in form and substance as is customarily given by independent certified public accountants in an underwritten public offering (including, that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters or sellers reasonably may request);

    5.10.       Use commercially reasonable efforts to cooperate with the sellers in the disposition of the Registrable Securities covered by such registration statement, including without limitation in the case of an underwritten offering using commercially reasonable efforts to cause key executives of the Company and its subsidiaries to participate under the direction of the managing underwriter in a “road show” scheduled by such managing underwriter in such locations and of such duration as in the judgment of such managing underwriter are appropriate for such underwritten offering;

    5.11.       In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, and before filing any such registration statement or any other document in connection therewith, give the participating Holders of Registrable Securities and their underwriters, if any, and their respective counsel and accountants, the opportunity to (i) review any such registration statement, each prospectus included therein or filed with the SEC, each amendment thereof or supplement thereto and any related underwriting agreement, or other document to be filed, and (ii) provide comments to such documents if necessary to cause the description of such Holders of Registrable Securities to be accurate; and

    5.12.       Otherwise use commercially reasonable efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the SEC, and make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months after the effective date of such registration statement, which earnings statement shall satisfy Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158.

6.    REGISTRATION EXPENSES. All registration expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2 through 5 herein shall be borne by the Company. Registration expenses shall include all expenses incurred by the Company or incident to the Company’s performance of or compliance with this Agreement with respect to any registration in complying with Sections 2, 3 and 4 hereof, including, without limitation, expenses incurred in connection with the preparation of a prospectus, printing, registration and filing fees, printing fees and expenses, fees and disbursements of counsel, accountants and other advisors for the Company, reasonable fees and disbursements of a single special counsel for the Holders (selected by Holders of the majority of the Registrable Securities requesting such registration), taxes, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority or any securities exchange on which the Ordinary Shares of the Company are then listed, fees of transfer agents or registrars and the expense of any special audits incident to or required by any such registration. Notwithstanding the foregoing, however, all underwriters’ discounts and commissions in respect of the sale of Registrable Securities shall be paid by the Holders, pro rata in accordance with the number of Registrable Securities sold in the offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 4.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 or Section 4.1, respectively; provided however, that in the event that such withdrawal is based upon material adverse information relating to the Company that is different from the information that was known or to the Holders requesting registration at the time of their request for registration, in which event such registration shall not be treated as a counted registration for purposes of Section 2 or 4, as the case may be, and the Holders shall not bear the registration expenses for such registration.

7.    AGREEMENT TO FURNISH INFORMATION. As a condition precedent to any registration obligations of the Company hereunder, each Holder of Registrable Securities shall furnish to the Company such relevant information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

8.    PRECONDITIONS TO PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (i) agrees to enter into a written underwriting agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature, and (ii) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements, provided, however, that (a) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of such Holders of Registrable Securities and (b) no such Holder shall be required to make to the Company any representations and warranties in a registration effected pursuant to Sections 2, 3 or 4 other than customary representations and warranties relating to such Holder’s title to Registrable Securities and authority to enter into the underwriting agreement.

9.    INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4:

    9.1.       To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its affiliates, the partners, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) in an underwritten offering for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay promptly upon demand to each such Holder, its affiliates, partners, officers, or directors, any underwriter (as defined in the Securities Act) in an underwritten offering for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder; provided further that the indemnification contained in this Section 9.1 shall not be deemed to relieve any underwriter of any of its due diligence obligations; and provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

    9.2.       To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, directors and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s its affiliates, partners, directors officers or any person who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder specifically for use in connection with such registration; and each such Holder will pay promptly upon demand any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 8.2 exceed the net proceeds from the offering received by such Holder.

    9.3.       Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses of one counsel for all indemnified parties (the selection of such counsel to be subject to the consent of the indemnifying party, not be unreasonably withheld or delayed) to be paid by the indemnifying party, if representation of such indemnified parties by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other parties represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall, to the extent materially prejudicial to its ability to defend such action, relieve such indemnifying party of its liability to the indemnified party under this Section 9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

    9.4.       If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder; and provided further that no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent.

    9.5.       The obligations of the Company and Holders under this Section 9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

    9.6.       The indemnification provisions of this Section 9 shall not be in limitation of any other indemnification provisions included in any other agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall prevail.

10.    LOCK-UP AGREEMENT.

    10.1.       Each Holder and the Company hereby agrees that, if so requested by the representative of the lead or managing underwriters (the “Managing Underwriter”), such Holder and Company shall not, without the prior consent of the Managing Underwriter (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities or any securities of the Company (whether such shares or any such securities are then owned by the Holder, or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Registrable Securities or such other securities, in cash or otherwise, during the period specified by the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed 10 days prior to the anticipated effective date of such registration statement and 90 days following the effective date of such registration statement. Any discretionary waiver or termination of the restrictions contained in any such agreement by the Company or the underwriter shall apply to all the Holders pro rata, based on the number of shares subject to such agreements and in preference over all other holders (i.e., who are not Holders) of the Company’s securities. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s offering on the same terms of this Section 10.1.

    10.2.       The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

    10.3.       The provisions of this Section 10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holder if all officers, directors and shareholders of the Company holding a percentage of the Company’s share capital as determined by the Managing Underwriter, enter into similar agreements.

    10.4.       The underwriters in connection with a registration statement so filed are intended to be third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

11.    ASSIGNMENT OF REGISTRATION RIGHTS; TRANSFER OF REGISTRABLE SECURITIES. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to (a) any transferee or assignee of Registrable Securities that after such assignment holds at least 250,000 Registrable Securities (as adjusted for stock splits, combinations and other recapitalization events); or (b) a Permitted Transferee thereof (as defined below); provided, however, that no such rights shall be deemed to be assigned until (i) the transferor shall furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all provisions and restrictions of a Holder set forth in this Agreement. Any group of two or more affiliated or related Holders shall appoint one representative to give and receive notices under this Agreement on behalf of all such Holders. “Permitted Transferee” means (a) each of the other Holders, the controlling holder thereof (in case of a corporate entity) or the beneficiary thereof (in case of trust); (b) as to any individual Holder – any grandparents, parents, siblings, children, lineal descendant (including step and adopted children), and any spouse (including, former spouse, widow or widower), of such individual or any of the foregoing, or trust of which at least one of the foregoing is the beneficiary; (c) any affiliate of a Holder or of a person indicated in (a) or (b) above; (d) as to any partnership: (1) any of its general and limited partners; (2) any of its affiliates; (3) any person, directly or indirectly, managing such entity; or (4) any entity (and its partners) managed by the same management company or managing general partner, or managed by an affiliate of such management company or managing general partner; or (e) as to a trust, the beneficiary or beneficiaries of such trust. The term “affiliate” of any party hereof shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and “control” (and words of similar import) shall mean beneficial ownership (direct or indirect) of more than 50% of the shares of the subject person entitled to vote in the election of directors (or, in the case of a person that is not a corporation, for the election of the corresponding managing authority).

12.    RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

    12.1.       Make and keep available adequate current public information with respect to the Company, within the meaning Rule 144(c) under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public.

    12.2.       Furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the informational requirements of Rule 144(c) under the Securities Act (or similar rule then in effect), and of the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

    12.3.       Comply with all other necessary filings and other requirements so as to enable the holders of Registrable Securities to sell Registrable Securities under Rule 144 under the Securities Act (or similar rule then in effect).

13.    FOREIGN OFFERINGS. The provisions of this Agreement will apply to the listing and registration of Registrable Securities in foreign jurisdiction or on foreign exchange, subject to the local laws and regulations of such foreign jurisdiction and foreign exchange.

14.    TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Agreement after five (5) years following the End of the No Sale Period, or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder are eligible to be sold without registration in compliance with Rule 144 of the Securities Act and can be sold under such Rule within 3 months.

15.    SUBSEQUENT REGISTRATION RIGHTS. Without the consent of the Holders of at least sixty percent (60%) of the Registrable Securities then held by Holders, the Company may not grant, or enter into any other agreement with any holder or prospective holder of any securities of the Company that would grant such holder, registration rights, except for rights that do not allow such holder of securities of the Company: (i) to include such securities in any registration filed under Section 3 hereof, unless under the terms of such agreement, such holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included; or (ii) to demand registration of their securities.

16.    MISCELLANEOUS.

    16.1.       Entire Agreement. This Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersedes all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

    16.2.       Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Holders who own at least sixty percent (60%) of the Registrable Securities then held by Holders. Any amendment or waiver effected in accordance with this Section 16.2 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Agreement, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

    16.3.       Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Israel, without regard to the conflicts of law principles of such State, except with respect to matters that are subject to foreign securities laws and regulations, which shall be governed by such applicable laws and regulations. The parties hereto irrevocably submit to the exclusive jurisdiction of the competent courts located in Tel Aviv-Jaffa, Israel in respect of any dispute or matter arising out of or connected with this Agreement.

    16.4.       Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time.

    16.5.       Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    16.6.       Delays or Omissions; Remedies. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

    16.7.       Aggregation of Shares. All shares of the Company held or acquired by any Holder and its Permitted Transferee, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, the applicability of any limitation under this Agreement, or calculating such Holder’s pro rata share.

    16.8.       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below or at such other address as such party may designate by two (2) days advance written notice to the other parties hereto.

16.8.1.	If to the Company:

10 Zarhin Street
Ra'anana 43000, Israel
Attention: Chief Financial Officer
Telephone No.: (972)-(9)-776-6677
Facsimile No.: (972)-(9)-744-4756
Email: Hugo.Goldman@retalix.com

With a mandatory copy to (which shall not constitute notice):

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Law Offices
2 Weizmann Street Tel Aviv 64239, Israel
Attention:	Adam Klein, Advocate
Telephone No.:	(972)-(3)-608-9947
Facsimile No.:	(972)-(3)-521-2212
Email:	adam.klein@goldfarb.com

16.8.2.	If to a Holder: to the address set forth in Schedule 1 attached hereto.

With a mandatory copy to (which shall not constitute notice):

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road Ramat Gan 52506 Israel
Attention:	Dan Geva, Advocate
Shira Azran, Advocate
Telephone No.:	(972)-(3)-610-3100
Facsimile No.:	(972)-(3)-6103-111
Email:	dan@meitar.com
sazran@meitar.com

    16.9.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

– Signature page follows –

        IN WITNESS WHEREOF, the parties have duly signed this Registration Rights Agreement as of the Effective Date.

THE COMPANY: —————————————— RETALIX LTD. Name: __________________________ Title: __________________________

        IN WITNESS WHEREOF, the parties have duly signed this Registration Rights Agreement as of the Effective Date.

THE HOLDERS: ALPHA: —————————————— Name: By: AVINOAM NAOR

—————————————— Name: By: BOAZ DOTAN

—————————————— Name: By: NEHEMIA LEMELBAUM

—————————————— Name: By: ELI GELMAN

—————————————— Name: By: MARIO SEGAL